Exhibit 99.1

Contacts:	FOR IMMEDIATE RELEASE
Steve Lunceford, Media Relations
703.460.5983
Steve.Lunceford@webMethods.com

Chris Martin, Investor Relations
703.460.6609
Chris.Martin@webMethods.com

Shelly Matincheck, Investor Relations
703.460.5822
shellym@webMethods.com

webMethods Completes Outstanding SEC Filings

FAIRFAX, Va. – February 15, 2005 – webMethods, Inc. (Nasdaq: WEBME), a leading business integration software company, today announced the filing with the Securities and Exchange Commission of its Forms 10-Q for the three months ended September 30, 2004 and December 31, 2004. The company also filed amendments to its Form 10-K for the fiscal year ended March 31, 2004 and its Form 10-Q for the three months ended June 30, 2004 to restate financials in accordance with an announcement made by the company on February 3, 2005. The delay in filing of the Form 10-Q for the three months ended September 30, 2004, and the restatements of the financial statements, resulted from the previously-announced investigation by the company’s Audit Committee with respect to the company’s Japanese subsidiary.

As a result of these filings, the company believes it is in compliance with requirements for continued listing on The Nasdaq National Market and anticipates that the fifth character “E” will be removed from its trading symbol.

About webMethods, Inc.

webMethods (NASDAQ: WEBME) provides business integration software to integrate, assemble and optimize available IT assets to drive business process productivity. webMethods delivers an innovative, enterprise-class business integration platform that incorporates proven integration technology with next generation capabilities into one interoperable set of tools that delivers a unique combination of efficiency, agility and control. webMethods combines industry leadership with a zealous commitment to customers to deliver tangible business value to more than 1,250 global customers. webMethods is headquartered in Fairfax, Va., with offices throughout the U.S., Europe, Asia Pacific and Japan. More information about the company can be found at www.webMethods.com.

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webMethods is a registered trademark of webMethods, Inc. in the USA and certain other countries. All other company and product names are the property of their respective owners.

This press release may contain various remarks about the future expectations, plans and prospects of webMethods that constitute forward-looking statements for purposes of the safe harbor provisions of U.S. securities laws. The actual results of webMethods may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those factors discussed under the heading “Factors That May Affect Future Operating Results” in the Business section of webMethods’ Form 10-K for the year ended March 31, 2004 and in the “Management’s Discussion and Analysis” section of webMethods’ Form 10-Q for the quarter ended December 31, 2004, which are on file with the U.S. Securities and Exchange Commission and may be accessed at www.sec.gov or webMethods’ investor relations web page at www.webMethods.com/investors/. webMethods disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this press release.